Exhibit 5.3
Calgary, January 28, 2011
TOTAL S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Total Capital S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Total Capital Canada Ltd.
2900, 240 – 4th Avenue S.W.
Calgary, Alberta, T2P 4H4
Canada
Dear Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $500,000,000 principal amount of 4.125% notes due 2021 (the “Total Capital Notes”) of Total Capital S.A., a société anonyme organized under the laws of the Republic of France (“Total Capital”), and of $750,000,000 principal amount of 1.625% notes due 2014 and $750,000,000 floating rate notes due 2014 (the “Total Canada Notes”) of Total Capital Canada Ltd., a corporation incorporated under the laws of Alberta, Canada (“Total Canada”), and the related guarantees of the Total Capital Notes and of the Total Canada Notes (the “Guarantees”) by TOTAL S.A. (“TOTAL”), we, as Canadian counsel to Total Canada, have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, we advise you that, in our opinion:
1.	Total Canada is a valid and subsisting corporation under the Business Corporations Act (Alberta); and
2.	when (i) the Indenture relating to the Total Canada Notes has been duly authorized, executed and delivered, (ii) the Total Canada Notes have been duly executed and authenticated in accordance with such Indenture, (iii) the text of the Guarantee related to the Total Canada Notes has been endorsed on the Total Canada Notes as contemplated in such Indenture, and (iv) the Total Canada Notes have been issued and sold as contemplated in the Registration Statement:

(a)	Total Canada will have the corporate power and capacity to execute, deliver and perform its obligations under the Total Canada Notes and such Indenture; and

(b)	to the extent issue, delivery and authentication are matters governed by the laws of the Province of Alberta, the Total Canada Notes will be duly and validly issued.
The foregoing opinion is limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein in force on this date and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We understand you are relying as to all matters governed by the laws of the Republic of France upon the opinion dated the date hereof of Peter Herbel, General Counsel to TOTAL, and as to all matters governed by the laws of the State of New York upon the opinion dated the date hereof of Jonathan E. Marsh, Group U.S. Counsel to TOTAL, which opinions are being delivered to you by such counsel.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Total Capital Notes, the Total Canada Notes and the Guarantees and to the references to us under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Bennett Jones LLP